Exhibit 10.1

SHARE PURCHASE AGREEMENT

This Share Purchase Agreement (this “Agreement”) is entered into as of October 26, 2020 (“Effective Date”), by and between Shenzhen Huamucheng Trading Co., Ltd., a limited liability company incorporated under the laws of the PRC (the “Buyer”), Shenzhen Qianhai Baiyu Supply Chain Co., Ltd., a PRC limited liability company (the “Company”), and Shenzhen Xinsuniao Technology Co., Ltd., a PRC limited liability company (the “Seller”) Buyer, the Company and the Seller are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

1. The Seller is the record holder and beneficial owner of all of registered paid-up capital of the Company (the “Company Registered Capital”).

2. TD Holdings, Inc., a Delaware corporation (“TD Holdings”), owns 100% equity interest of HC High Summit Holding Limited, a British Virgin Islands exempted company (“HC High BVI”), HC High BVI owns 100% equity interest of Tongdow Block Chain Information Technology Company Limited, a Hong Kong limited company (“Tongdow Block Chain”), Tongdow Block Chain owns 100% equity interest of Shanghai Jianchi Supply Chain Co., Ltd. (“Shanghai Jianchi”), a PRC limited liability company, and Shanghai Jianchi owns 100% equity interest of the Buyer.

3. The Buyer desires to acquire 100% of the equity interest of the Company using certain amount of cash as the Consideration (as defined below) which shall be paid in installments, RMB569.5 million of which will be paid by December 25, 2020, and the remainder to be paid by December 25, 2021.

NOW THEREFORE, in consideration of the premises and the mutual agreements and covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto covenant and agree as follows:

ARTICLE I INTERPRETATION

1.1  Defined Terms

In this Agreement, unless there is something in the subject matter or context inconsistent therewith, the following words and terms will have the indicated meanings and grammatical variations of such words and terms will have corresponding meanings:

“Accounts Payable” means all trade and other accounts payable, notes payable (including related party notes or payables) and other debts (excluding, for greater certainty, any current portion of long-term debt) due or accruing by the Company and outstanding as of the 12:01 a.m. (Eastern Time) on the day following the Closing Date

“Accounts Receivable” means all trade and other accounts receivable, notes receivable and other debts due or accruing due to the Company outstanding as of the 12:01 a.m. (Beijing Time) on the day following the Closing Date, including but not limited to retainage under contracts;

“Affiliate” of a Person shall mean any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise;

“Benefit Plans” means any retirement, pension, profit sharing, deferred compensation, stock bonus, savings, bonus, incentive, cafeteria, medical, dental, vision, hospitalization, life insurance, accidental death and dismemberment, medical expense reimbursement, dependent care assistance, tuition reimbursement, disability, sick pay, holiday, vacation, severance, change of control, stock purchase, stock option, restricted stock, phantom stock, stock appreciation rights, fringe benefit or other employee benefit plan, fund, policy, program, contract, arrangement or payroll practice of any kind or any employment, consulting or personal services contract, whether written or oral, qualified or nonqualified, funded or unfunded, or domestic or foreign, (a) sponsored, maintained or contributed to by the Company or to which the Company is party; (b) covering or benefiting any current or former officer, employee, agent, director or independent contractor of the Company (or any dependent or beneficiary of any such individual) or (c) with respect to which the Company has or could have any liability that arises prior to Closing or that relates to events or circumstances that occurred prior to Closing;

“Business” means the provision of services including the trading of various commodities including aluminum ingots, and supply chain management and its related supporting services;

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in the PRC are authorized or required by law to be closed for business;

“Closing” means the completion of the transactions contemplated by this Agreement. The Closing shall take place at the offices of the Buyer at 25th Floor, Block C, Tairan Building, No. 31 Tairan 8th Road, Futian District, Shenzhen, Guangdong, PRC 518000, on the third (3rd) Business Day after all the closing conditions to this Agreement have been satisfied or waived at 10:00 a.m. local time, or at such other date, time or place as the Buyer and the Company may agree;

“Closing Date” means the date and time at which the Closing is actually held;

“Condition of the Company” means the condition of the assets, liabilities, operations, activities, earnings, prospects, affairs and financial position of the Company;

“Current Liabilities” means accounts payable, accrued expenses including any accrued taxes, customer deposits, accrued wages and benefits payable, and overbillings, if any, but excluding Indebtedness, if any;

“Encumbrances” means all capital lease and operating lease obligations, mortgages, charges, pledges, security interests, liens, encumbrances, actions, claims, demands and equities of any nature whatsoever or howsoever arising and any rights or privileges capable of becoming any of the foregoing;

“Environmental Laws” means any federal, state or local law, statute, rule, order, directive, judgment, Permit or regulation or the common law relating to the environment, occupational health and safety, or exposure of Persons or property to Hazardous Substances, including any statute, regulation, administrative decision or order pertaining to: (a) the presence of or the treatment, storage, disposal, generation, transportation, handling, distribution, manufacture, processing, use, import, export, labeling, recycling, registration, investigation or remediation of Hazardous Substances or documentation related to the foregoing; (b) air, water and noise pollution; (c) groundwater and soil contamination; (d) the Release, threatened Release, or accidental Release into the environment, the workplace or other areas of Hazardous Substances, including emissions, discharges, injections, spills, escapes or dumping of Hazardous Substances; (e) transfer of interests in or control of real property which may be contaminated; (f) community or worker right-to-know disclosures with respect to Hazardous Substances; (g) the protection of wild life, marine life and wetlands, and endangered and threatened species; (h) storage tanks, vessels, containers, abandoned or discarded barrels and other closed receptacles; and (i) health and safety of employees and other Persons;

“Environmental Permits” includes all orders, permits, certificates, approvals, consents, registrations, licenses and other authorization of any kind or nature, issued by any authority of competent jurisdiction under Environmental Laws;

“Financial Statements” means, collectively, the Prior Year-End Financial Statements and the Interim Financial Statements;

“Governmental Entity” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of law), or any arbitrator, court or tribunal of competent jurisdiction;

“Hazardous Substance” shall mean any: pollutants, contaminants or hazardous substances (as such terms are defined under CERCLA), pesticides (as such term is defined under the Federal Insecticide, Fungicide and Rodenticide Act), solid wastes and hazardous wastes (as such terms are defined under the Resource Conservation and Recovery Act), chemicals, other hazardous, radioactive or toxic materials, oil, petroleum and petroleum products (and fractions thereof), or any other material (or article containing such material) listed or subject to regulation under any law, statute, rule, regulation, order, Permit, or directive due to its potential, directly or indirectly, to harm the environment or the health of humans or other living beings;

“Indebtedness” mean (a) any indebtedness or other obligation for borrowed money of the Company, excluding Current Liabilities, (b) payment obligations of the Company for the deferred purchase price for purchases of property outside the Ordinary Course of Business arising in connection with transactions occurring prior to the Closing which are not evidenced by trade payables, (c) payment obligations of the Company under capital leases to which the Company is a party, (d) any off-balance sheet financing of the Company (including any obligation under swap transactions), (e) the aggregate amount of any unfunded or underfunded obligations under any pension, savings, profit sharing or other employee benefit arrangements maintained by the Company; and (f) any unpaid interest, prepayment premiums or penalties accrued or owing on any such indebtedness;

“Intellectual Property” means any intellectual property used in or relating to the Company or the Business, including but not limited to, any invention, patent, trademark, trade name, domain name or other indicia of source, copyright, confidential information, trade secret, whether or not registered, licenses (software or otherwise) and any right to apply for registration of any intellectual property;

“Interim Statement of Assets, Liabilities and Owners’ Equity” means the internally-prepared statement of assets, liabilities and owners’ equity of the Company as of June 30, 2020, forming part of the Interim Financial Statements;

“Interim Financial Statements” means the Interim Statement of Assets, Liabilities and Owners’ Equity and the Interim Statement of Income and Expense, copies of which have been provided to Buyer;

“Interim Statement of Income and Expense” means the internally-prepared statement of income and expense of the Company for the 12 months ended December 31, 2019, forming part of the Interim Financial Statements;

“Laws and Regulations” means federal, state, local and foreign statutes, laws, ordinances, regulations, rules, codes, orders, constitutions, treaties, principles of common law, judgments, decrees or other requirements;

“Licenses” has the meaning ascribed thereto in Section 3.1(d)(ii);

“Material Adverse Change” means any change in the business, operations, results of operations, assets, capitalization, financial condition, licenses, permits, employee relations, concessions, rights, liabilities, whether contractual or otherwise, of the Company which is materially adverse to the business or operations of the Company;

“Ordinary Course of Business” shall mean the ordinary course of business consistent with past custom and practice (including with respect to frequency and amount);

“Person” includes any individual, corporation, limited liability company, partnership, firm, joint venture, syndicate, association, trust, government, governmental agency or board or commission or authority, and any other form of entity or organization;

“Prior Year-End Financial Statements” means the internally-prepared statement of assets, liabilities and owners’ equity of the Company and the internally-prepared statement income and expense of the Company for the fiscal year ended December 31, 2019, and in all cases, the notes thereto, in the form provided to Buyer;

“Real Property” means the leasehold interests in real property of the Company;

“Reasonable Best Efforts” shall mean best efforts, to the extent commercially reasonable;

“Release” means any release, effluent, spill, leak, emission, discharge, leach, dumping, deposit, dispersal, migration, escape or other disposal which is occurring or has occurred or been made in contravention of any Environmental Laws;

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Subsidiary” shall mean any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which the Company (or another Subsidiary) holds stock or other ownership interests representing (a) more than fifty percent (50%) of the voting power of all shares or other ownership interests of such entity or (b) the right to receive more than fifty percent (50%) of the net assets of such entity available for distribution to the holders of shares or other ownership interests upon a liquidation or dissolution of such entity;

“Tax” or “Taxes” mean any and all taxes, charges, fees, duties, contributions, levies or other similar assessments or liabilities in the nature of a tax, including income, gross receipts, corporation, ad valorem, premium, value-added, net worth, capital stock, capital gains, documentary, recapture, alternative or add-on minimum, disability, estimated, registration, recording, excise, real property, personal property, sales, use, license, lease, service, service use, transfer, withholding, employment, unemployment, insurance, social security, national insurance, business license, business organization, environmental, workers compensation, payroll, profits, severance, stamp, occupation, windfall profits, customs duties, franchise and other taxes of any kind whatsoever imposed by any Governmental Entity, and any interest, fines, penalties, assessments or additions to tax imposed with respect to such items or any contest or dispute thereof, whether disputed or not;

“Tax Returns” includes all returns, reports, claims for refund, information returns, declarations, designations, elections, notices, filings, forms, statements and other documents (whether in tangible, electronic or other form), including any amendments, schedules, attachments, supplements, appendices and exhibits thereto, made, prepared, filed or required to be made, prepared or filed under applicable Laws and Regulations in respect of Taxes;

“Third Party” means any Person other than the Parties;

1.2  Schedules

The Schedules that are attached to this Agreement are incorporated into this Agreement by reference and are deemed to be part hereof.

1.3  Currency

Unless otherwise indicated, all dollar amounts referred to in this Agreement are stated in lawful currency of the United States of America.

1.4  Choice of Law

All matters arising out of or relating to this Agreement and the transactions contemplated hereby (including its interpretation, construction, performance and enforcement) shall be governed by and construed in accordance with the internal laws of the People’s Republic of China without giving effect to any choice or conflict of law provision or rule (whether of the People’s Republic of China or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the People’s Republic of China.

1.5  Interpretation Not Affected by Headings or Party Drafting

The division of this Agreement into articles, sections, paragraphs, subparagraphs and clauses and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. The terms “this Agreement”, “hereof”, “herein”, “hereunder” and similar expressions refer to this Agreement and the Schedules and Exhibits hereto and not to any particular article, section, paragraph, clause or other portion hereof and include any agreement or instrument supplementary or ancillary hereto. The term “including” shall mean including without limitation. The Parties acknowledge that their respective legal counsel have reviewed and participated in settling the terms of this Agreement and the Parties hereby agree that any rule of construction to the effect that any ambiguity is to be resolved against the drafting Party shall not be applicable in the interpretation of this Agreement.

1.6  Number and Gender

In this Agreement, unless there is something in the subject matter or context inconsistent therewith:

(a)	words in the singular number include the plural and such words will be construed as if the plural had been used;

(b)	words in the plural include the singular and such words will be construed as if the singular had been used; and

(c)	words importing the use of any gender include all genders where the context or Party referred to so requires, and the rest of the affected sentence will be construed as if the necessary grammatical and terminological changes had been made.

1.7  Knowledge

Where any representation or warranty contained in this Agreement or any agreement delivered pursuant to this Agreement is expressly qualified by reference to the “Knowledge” of a Party, such qualification shall be deemed to refer to the actual knowledge of such Party and the knowledge such Party would have if it had conducted a reasonable inquiry into the relevant subject matter; provided, with respect to Seller and the Company, the phrase “to the Knowledge of the Company” shall be deemed to mean the knowledge of Seller.

1.8  Time of Essence

Time shall be of the essence of this Agreement.

ARTICLE II PURCHASE AND SALE;

2.1  Purchase and Sale

The Buyer shall deliver to the Company and the Seller total consideration of RMB670 million (“Total Consideration”), of which 85% will be paid to the Seller in installments by or before December 25, 2020, and the remaining 15% will be paid to the Seller in installments by or before December 25, 2021. Upon the execution of this Agreement, the Seller shall deliver to the Buyer the Company Registered Capital, representing 100% of the equity interest of the Company as evidenced by proper record with State Administration of Industry and Commerce within seven (7) business days of the date hereof.

ARTICLE III REPRESENTATIONS AND WARRANTIES

3.1  Representations and Warranties by the Seller and the Company

Seller and the Company, jointly and severally (except where specifically indicated herein), represent and warrant to Buyer, as of the date hereof, the matters set forth in this Section 3.1, in connection with the completion of the transactions contemplated by this Agreement.

(a)	Valid Existence. The Company is a corporation duly organized, validly existing and in good standing under the laws of PRC, with all requisite corporate power and authority and all authorizations, licenses and permits necessary to own and operate its properties and to carry on its businesses as now conducted. The Company is duly registered to operate or conduct business in all jurisdictions in which such registration is required under applicable Laws. The Seller is duly organized, validly existing and in good standing under the laws of the jurisdiction under which it is organized.

(b)	Authority and Binding Obligation.

(i)	The Company has all corporate requisite power and authority to execute and deliver this Agreement and all other agreements contemplated hereby to which the Company is a party and to consummate the transactions contemplated hereby and thereby. No other actions or proceedings (corporate or otherwise) on the part of the Company are necessary to approve and authorize the execution and delivery of this Agreement and all other agreements contemplated hereby to which the Company is a party or the consummation of the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding agreement of the Company, enforceable against each of them in accordance with its terms, except as enforceability hereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws and Regulations affecting creditors’ rights generally and limitations on the availability of equitable remedies.

(ii)	Each Seller, individually and not severally, represents and warrants that such Seller has all corporate requisite power and authority to execute and deliver this Agreement and all other agreements contemplated hereby to which such Seller is a party and to consummate the transactions contemplated hereby and thereby. No other actions or proceedings (corporate or otherwise) on the part of such Seller are necessary to approve and authorize the execution and delivery of this Agreement and all other agreements contemplated hereby to which such Seller is a party or the consummation of the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by such Seller and constitutes the valid and binding agreement of such Seller, enforceable against each of them in accordance with its terms, except as enforceability hereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws and Regulations affecting creditors’ rights generally and limitations on the availability of equitable remedies.

(c)	Consents and Regulatory Approvals.

(i)	No material consent, approval, waiver, license, permit, order or authorization (“Consent”) of, or registration, declaration or filing with, or Governmental Authorization from, any Governmental Entity is required to be obtained or made by Seller in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated by this Agreement.

(ii)	The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, or constitute an event of default under, any material indenture, mortgage, deed of trust or other material contract, agreement or instrument to which Seller is a party or to which any of their properties or operations are subject.

(d)	Licenses.

(i)	The Company is duly licensed and registered to carry on its business in all jurisdictions in which the nature of its business or the ownership of its assets makes such licenses or registrations necessary;

(ii)	The Company holds all necessary licenses, permits, registrations and qualifications, including, without limitation, all Environmental Permits, (collectively the “Licenses”) in each jurisdiction in which:

(A)	it owns, leases or operates any of its assets or properties; or

(B)	the nature or conduct of the Business or any part thereof or the nature of its assets or properties makes such qualification necessary or desirable to enable the Company to carry on the Business as now conducted or to enable the Company to own, lease or operate its assets or properties.

All of the Licenses, registrations and qualifications necessary to the operation of the Business are in place and are valid and in full force and effect. The Company has been and is operated in compliance with all terms and conditions of such Licenses and there are no proceedings in progress, pending or, to the Knowledge of any Seller or the Company, threatened, that could result in the revocation, cancellation or suspension of any of such Licenses. True and correct copies of all such Licenses have been provided to Buyer.

(e)	Compliance with Organizational Documents, Agreements and Licenses. The Company has furnished to Buyer complete and accurate copies of the Company’s charter documents, each as amended and/or restated to date (collectively, the “Organizational Documents”). The Company is not in default under or in violation of any provision of its Organizational Documents. The execution, delivery and performance of this Agreement and each of the other agreements contemplated by or referred to herein and the completion of the transactions contemplated hereby by the Company and Seller will not constitute or result in a violation, breach or default, or cause the acceleration of any obligations under:

(i)	any term or provision of the Company’s or any Seller’s Organizational Documents;

(ii)	the terms of any indenture, Material Contract, agreement (written or oral), instrument or understanding or other obligation or restriction applicable to or binding upon the Company or any Seller or to which the Company or any Seller is a Party; or

(iii)	any term or provision of any of the Licenses or, to the Knowledge of any Seller or the Company, any order of any court, Governmental Entity or any Law and Regulations of any jurisdiction in which the Business is carried on.

(f)	Subsidiary. Except for its interests in the Subsidiaries set forth on Schedule 3.1(f), the Company does not as of the date of this Agreement own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person. All the outstanding equity interests of the Subsidiary directly or indirectly held by the Company have been validly issued and are fully paid, nonassessable and owned by the Company, free and clear of Encumbrances. The Company owns all of the outstanding capital stock of each Subsidiary. The Subsidiary is validly existing and in good standing under the Laws of the jurisdiction of its formation, has all requisite power to own, lease and operate its properties and to carry on its business as currently conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which it owns or leases property or conducts any business so as to require such qualification.

(g)	Minute Books and Corporate Records. The minute books of the Company are true and correct in all material respects and contain the minutes of all meetings and all resolutions of the board of directors, members, managers and shareholders of the Company, except where any deficiencies or irregularities in such minute books would not result in a Material Adverse Change.

(h)	Capitalization.

(i)	The Company Registered Capital collectively constitute 100% of the registered paid-up capital of the Company. The Seller represents and warrants that it holds beneficially the registered paid-up capital opposite its name in Schedule 3.1(h) hereto and that it has contributed in full its subscribed share of the Company’s registered paid-up capital pursuant to the articles of association and all such contributions have been verified and certified by a Chinese registered public accountant according to applicable China law, approved by all relevant China governmental authorities and fully paid, and verification certificates have been issued to the Seller or previous investor accordingly. All previous transfers or assignments of registered capital and all necessary corporate actions have been approved by the relevant China governmental authorities.

(ii)	No subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire any capital stock or any other equity interest of the Company is authorized or outstanding. There are no outstanding (a) capital, equity or voting securities of the Company, (b) securities convertible or exchangeable into equity interests of the Company, (c) options, warrants, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other contracts that require the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any capital stock or equity interests of the Company or (d) equity appreciation, phantom equity, profit participation or similar rights with respect to the Company. The Company has not violated any Laws and Regulations in connection with the offer, sale, issuance or repurchase of any of its capital stock or other equity or debt securities.

(i)	Financial Records. All material financial transactions of the Company have been recorded in the financial books and records maintained by or for the Company in accordance with past accounting practices of the Company, and such financial books and records, together with all disclosures made in this Agreement, present accurately in all material respects the financial condition and the balance sheet, revenues, expenses and results of the operations of the Company as of and to the date hereof.

(j)	No Litigation. There are no actions, suits, claims, complaints, hearings, arbitrations, investigations or proceedings, whether existing, pending or, to the Knowledge of any Seller or the Company, threatened against or affecting any Seller, the Company or the Business at law or in equity or before any Governmental Entity or arbitrator. There are no judgments, orders or decrees outstanding against (i) any Seller that would be reasonably likely to prevent, delay or result in the rescission of any of the transactions contemplated by this Agreement, (ii) the Company or (iii) the Business.

(k)	Material Liabilities. Neither any Seller nor the Company has any material liabilities, obligations or commitments of the type required to be reflected on a balance sheet prepared in accordance with past accounting practices of the Company, except: (a) those that are reflected or reserved against in the Interim Financial Statements, and (b) those that have been incurred in the Ordinary Course of Business since the date of the Interim Statement of Assets, Liabilities and Owners’ Equity.

(l)	Financial Statements. The Financial Statements have been prepared in accordance with past accounting practices of the Company applied on a basis consistent with previous fiscal years of the Company, and the Financial Statements are true, correct and complete in all material respects and present fairly, in all material respects, the financial condition, assets, liabilities, revenues, expenses and cash flows of the Company as at the dates thereof and for the periods covered thereby. The Company has no Indebtedness not accurately and correctly reflected in the Financial Statements.

(m)	Absence of Certain Changes or Events. Since the date of the Interim Statement of Assets, Liabilities and Owners’ Equity, the Company has not, directly or indirectly:

(i)	to the Knowledge of any Seller and the Company, incurred any obligation or liability (fixed or contingent), except normal trade or business obligations incurred in the Ordinary Course of Business, none of which is materially adverse to the Company;

(ii)	created any Encumbrance upon any of its properties or assets;

(iii)	sold, assigned, licensed, transferred, leased or otherwise disposed of any properties or assets, except in the Ordinary Course of Business;

(iv)	purchased, leased or otherwise acquired any properties or assets, except in the Ordinary Course of Business;

(v)	entered into any transaction, contract, agreement or commitment, except in the Ordinary Course of Business;

(vi)	terminated, discontinued, closed or disposed of any plant, facility or operation;

(vii)	changed the terms and conditions of employment of any employees of the Company, including increasing any form of compensation or other benefits payable or to become payable to any of the employees of the Company, except increases made in the Ordinary Course of Business;

(viii)	changed any remuneration payable or benefits provided to any officer, manager, director, consultant or agent of the Company;

(ix)	suffered any extraordinary loss;

(x)	made or experienced any Material Adverse Change in, or become aware of any event or condition that is likely to result in a Material Adverse Change to, the Condition of the Company or its relationships with the Company’s customers, suppliers or employees;

(xi)	modified, waived, changed, amended, released, rescinded, or terminated any material term, condition, or provision of any contract, lease, agreement, license or other instrument to which it is a party other than in the Ordinary Course of Business;

(xii)	declared or paid any non-cash dividend or made any non-cash distribution upon or with respect to its equity interests, or made any non-cash payments, transfers or assignments of any rights, property or assets to any Seller or any other Person; or

(xiii)	authorized, agreed or otherwise become committed to do any of the foregoing.

(n)	Commitments for Capital Expenditures. Neither any Seller nor the Company has committed to make any capital expenditures or authorized any capital expenditures which have not been fulfilled or paid.

(o)	Tax Matters. The Company has filed all foreign, national, municipal, provincial, local tax returns of any kind whatsoever, including its value-added tax (“VAT”) returns, required to be filed by the date hereof. Each of such tax returns reflects the taxes due for the period covered thereby and the Company has paid all such amounts. The Company has no liabilities with respect to the payment of any taxes (including any deficiencies, interest or penalties), except for taxes accrued but not yet due and payable.

(p)	Environmental Matters. The operations of the Company and the Business, and the use, maintenance and operation of the Company’s assets are in compliance with all Environmental Laws and all applicable Environmental Permits. The Company has no material liability, nor are there any reasonable grounds suggesting that any facts or circumstances exist that are likely to give rise to any material non-compliance with Environmental Laws, resulting from or relating to the existence, generation, handling, transportation, storage, treatment, disposal, discharge, Release or threatened Release of any Hazardous Substances, including without limitation any radioactive materials, or any petroleum or petroleum-related materials.

(q)	Title to Assets. The Company is the true and lawful owner of and has good and marketable title to all of its assets and properties that are used in the Business of the Company, free and clear of all Encumbrances, except for (i) leased Real Property, (ii) validly licensed Intellectual Property, and (iii) inventory disposed of in the Ordinary Course of Business. Except for lessors of the Real Property and licensed Intellectual Property, no Person other than the Company has any interest (or any right capable of becoming an interest) in any of the assets or property of the Company. Seller does not have any interest, legal or beneficial, direct or indirect, in any of the assets or properties of the Company.

(r)	Real Properties.

(i)	Seller and the Company have provided to Buyer true, correct and complete copies of all ownership documents and leases related to Real Property of, or used by, the Company. There are no agreements, options, contracts or commitments to sell, transfer or otherwise dispose of the Real Property or that would be affected by a change of control of the Company. There are no leases, tenancies, licenses or other rights of occupancy or use for any portion of the Real Property by any other Person, and no Person other than the Company occupies or uses any portion of the Real Property.

(ii)	The Real Property and all buildings and structures located thereon and the conduct of the Business as presently conducted thereon do not violate, and the use thereof in the manner in which it is presently used is not adversely affected by, any zoning or building laws, ordinances, regulations, covenants or official plans and there are no outstanding work orders, non-compliance orders, deficiency notices or other such notices regarding to the Real Property. Neither the Company nor any Seller has received any notification alleging any such violation.

(s)	Condition of Tangible Personal Property. The tangible personal property comprised of the equipment, furniture, and vehicles of the Company, whether leased or owned, is in good operating condition and repair, reasonable wear and tear excepted. No major repair items are anticipated and the standard preventive maintenance operations have been carried out in accordance with the manufacturers’ recommendations.

(t)	Leased Personal Property. The Company has no leases of personal property used in or relating to the Business.

(u)	Accounts Payable. Seller has provided Buyer with a true, correct and complete list of the Accounts Payable of the Business as of June 30, 2020. All of such Accounts Payable arose in the Ordinary Course of Business.

(v)	Accounts Receivable. Seller has provided Buyer with a true, correct and complete list of the Accounts Receivable of the Business as of June 30, 2020, including an aging of such Accounts Receivable as of such date, both in the aggregate and by customer (0-30 days, 30-90 days and greater than 90 days). With respect to such Accounts Receivable: (i) all of such Accounts Receivable arose in the Ordinary Course of Business, (ii) except to the extent of any reserve for doubtful accounts, all of such Accounts Receivable have been (or will be) collected or, to the knowledge of any Seller or the Company, are collectible (or will be collectible) in the book amounts thereof and (iii) none of such Accounts Receivable are or, to the Knowledge of any Seller or the Company, will be, subject to any claim of offset, recoupment, setoff, or counter-claim, and to the Knowledge of any Seller or the Company there are no specific facts or circumstances (whether asserted or unasserted) that would give rise to any such claim. No amount of such Accounts Receivable are or will be contingent upon the performance by the Company of any obligation or contract. Except for trade discounts in the Ordinary Course of Business, no agreement for deduction or discount has been made with respect to any of such accrued receivables.

(w)	Inventory. Seller has provided Buyer a true, correct and complete list of the Company’s owned inventory as of June 30, 2020, of items purchased in advance of the need to incorporate such inventory into a specific job or project (the “Pre-Purchased Inventory”). At Closing, Seller will provide Buyer with an updated list of Pre-Purchased Inventory as of Closing. Such inventory is useable in the Ordinary Course of Business.

(x)	Extraordinary Agreements. The Company is not a partner or participant in any partnership, joint venture, profit-sharing arrangement or other association of any kind and is not a party to any agreement under which the Company agrees to carry on any part of its business in such manner or by which the Company agrees to share any revenue or profit of its business with any other Person. The Company is not party to or bound by any outstanding or executory agreement, contract or commitment out of the Ordinary Course of Business, whether written or oral.

(y)	Material Contracts.

(i)	Seller has provided to Buyer true and correct copies of the following agreements (each a “Material Contract”) to which the Company is a party:

(A)	any agreement for the purchase or sale of products or for the furnishing or receipt of services (1) which involves more than the sum of $10,000 or (2) in which the Company has granted “most favored nation” pricing provisions or marketing or distribution rights relating to any services, products or territory or has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a certain party;

(B)	any agreement concerning the establishment or operation of a partnership, joint venture or limited liability company;

(C)	any agreement under which the Company has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness (including capitalized lease obligations) or under which it has imposed (or may impose) any Encumbrance on any of its assets, tangible or intangible (excluding indebtedness and Encumbrances being paid off, terminated or otherwise satisfied in connection with the Closing);

(D)	any agreement for the disposition of any significant portion of the assets or business of the Company (other than sales of products in the Ordinary Course of Business) or any agreement for the acquisition of the assets or business of any other entity (other than purchases of inventory or components in the Ordinary Course of Business);

(E)	any agreement concerning confidentiality or non-solicitation;

(F)	any employment agreement, consulting agreement, severance agreement (or agreement that includes provisions for the payment of severance) or retention agreement;

(G)	any agreement involving any current director, manager, officer, shareholder or member of the Company;

(H)	any lease or agreement under which the Company is the lessee of, or holds or operates, any personal property owned by any other party, for which the annual rental exceeds $15,000;

(I)	any agreement that prohibits the Company from freely engaging in business anywhere in the world;

(J)	any distributor, sales representative, franchise or similar agreement to which the Company is a party or by which the Company is bound; and

(K)	any other agreement (or group of related agreements) either (A) involving more than $50,000 or (B) not entered into in the Ordinary Course of Business and involving more than $10,000.

The Company has made available to Buyer a complete and accurate copy of each Material Contract (as amended to date). With respect to each Material Contract, and subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity: (i) the Material Contract is legal, valid, binding and enforceable and in full force and effect against the Company, to the Knowledge of any Seller or the Company, against each other party thereto; and (ii) the Material Contract will continue to be legal, valid, binding and enforceable and in full force and effect against the Company and against each other party thereto immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing. Neither the Company nor, to the Knowledge of any Seller or the Company, any other party, is in breach or violation of, or default under, any such Material Contract, and no event has occurred, is pending or, to the Knowledge of any Seller or the Company, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Company or any other party under such Material Contract.

(ii)	The Company is not party to any oral contract, agreement or other arrangement that, if reduced to written form, would be required to provide under the terms of Section 3(y)

(z)	Employees.

(i)	Seller has provided to Buyer a true, correct and complete list as of June 30, 2020 of the following information for each employee of the Company, including any employee on leave of absence or layoff status: name; job title; current compensation paid or payable; any change in compensation since June 30, 2020; vacation accrued; and service credited for purposes of vesting and eligibility to participate Benefit Plans, severance pay, vacation or other plan maintained by the Company. Except as provided to Buyer, no employee is party to any written employment, service or consulting agreement, and all employees of the Company are employed on an at-will basis.

(ii)	Seller has provided to Buyer a true, correct and complete list of any individual independent contractors currently engaged by the Company, along with the position, date of retention and rate of remuneration for each such Person. Except as provided to Buyer, no individual independent contractor is a party to any written agreement or contract with the Company.

(iii)	To the Knowledge of any Seller or the Company, no manager, officer, key employee or significant group of employees of the Company intends to terminate his or her employment with the Company during the twelve (12) month period from and after the date of this Agreement.

(iv)	All employees of the Company have obtained and currently maintain any licenses and permits necessary for each such employee to perform the services currently being performed by such employee on behalf of the Company, and any such licenses and permits are valid and in full force and effect.

(v)	The Company has not materially breached or violated any (1) Laws and Regulations respecting employment and employment practices, terms and conditions of employment and wages and hours, including any such Laws and Regulations respecting employment discrimination, employee classification, workers’ compensation, family and medical leave, the immigration status and occupational safety and health requirements, or (2) employment agreement or other agreement covering individual employees; and no claims, controversies, investigations, audits or suits are pending or, to the Knowledge of any Seller or the Company, threatened with respect to such Laws and Regulations or agreements, either by private individuals or by Governmental Entities. The Company has not incurred any liability arising from the misclassification of employees as consultants or independent contractors, or from the misclassification of consultants or independent contractors as employees.

(vi)	The Company has withheld and paid to the appropriate Governmental Entity or is holding for payment not yet due to such Governmental Entity all amounts required to be withheld from the Company’s employees and the Company is not liable for any arrears of wages, Taxes, penalties or other sums for failure to comply with any of the foregoing.

(aa)	Benefit Plans. The Company have provided to Buyer a true, correct and complete list of all Benefit Plans offered by the Company. Each such Benefit Plan complies in all material respects, and has complied in all material respects since inception, by its terms and in operation, with the requirements provided by any and all Laws and Regulations then in effect and applicable to such plan, and the Company has timely made (or accrued, if not yet due) all payments or contributions required to be made thereunder.

(bb)	Guarantees, Warranties and Discounts.

(i)	The Company is not party to or bound by any agreement of guarantee, indemnification, assumption or endorsement or any other like commitment of the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or Indebtedness of any Person.

(ii)	The Company has not given any guarantee or warranty in respect of any of the goods and services provided by it, except warranties made in the Ordinary Course of Business.

(iii)	In each of the two (2) years prior to the date hereof, no claims have been made against the Company or the Business for breach of warranty or contract or negligence or for a price adjustment or other concession in respect of any failure to perform services or work.

(iv)	There are no letters of credit, bonds or other financial security arrangements currently in place in connection with any transactions with its suppliers or customers, nor does the Company provide letters of credit, bonds or other financial security arrangements in the normal course of business.

(y)	Material Contracts.

(i)	All contracts, agreements, franchises, license agreements, and other commitments to which the Company or any Subsidiary is party or is bound as of the date hereof necessary for the conduct of the businesses and operations of the Company and its Subsidiaries as currently conducted and as proposed to be conducted (each, a “Material Contract”, collectively, the “Material Contracts”) constitutes a valid and binding obligation of the Company or Subsidiary and, to the Seller’s Knowledge, the other parties thereto; (b) assuming such Material Contract is a valid and binding obligation of and enforceable against the other parties thereto, is enforceable against the Company or the Subsidiary, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity and (c) neither the Company nor the Subsidiary is in breach or default, and no event has occurred which, with due notice or lapse of time or both, would constitute a breach or default by the Company or the Subsidiary, under any Material Contract, and neither the Company nor Subsidiary has given notice of a material breach or material default of any material provision thereof to any other party thereto.

(ii)	The Company is not party to any oral contract, agreement or other arrangement that, if reduced to written form, would be qualified as a Material Contract.

(cc)	Intellectual Property. The Company owns, possesses or can obtain on commercially reasonable terms sufficient legal rights to all Intellectual Property necessary to the Business of the Company as presently conducted without any conflict with, or infringement or misappropriation, of the rights of others, the lack of which could reasonably be expected to have a Material Adverse Effect. Except for (i) agreements with its own employees or consultants in the form(s) delivered to Buyer, (ii) agreements otherwise provided by Buyer, (iii) standard end-user license agreements for generally commercially available software in object code form or on a hosted basis that will not to any extent be part of any product or service of the Company and related support/maintenance agreements and nonexclusive licenses of the Company’s software and products in object-code form or on a hosted basis in the Ordinary Course of Business pursuant to standard end-user agreements, the form of which has been provided to Buyer (collectively, “Standard Licenses”), there are no outstanding options, licenses or agreements relating to the Intellectual Property owned or purported to be owned by the Company, and the Company is not bound by or a party to any options, licenses or agreements with respect to the Intellectual Property of any other person or entity. The Company has not received any written communication alleging that the Company has violated or, by conducting its Business as currently conducted, would violate any of the Intellectual Property of any other Person, nor is the Company or any Seller aware of any basis therefor. Except as described in agreements provided to Buyer, the Company is not obligated to make any payments by way of royalties, fees or otherwise to any owner or licensor of or claimant to any Intellectual Property with respect to the use thereof in connection with the conduct of its Business as presently conducted. There are no agreements, understandings, instruments, contracts, judgments, orders or decrees to which the Company is a party or by which it is bound which involve indemnification by the Company with respect to infringements of Intellectual Property. To the extent the Company has embedded any “open source,” “copyleft” or “community source” code in any of its products or services generally available or in development, including but not limited to any libraries or code licensed under any general public license or similar license arrangement, the Company is in compliance with the terms of any such licenses and any such software and licenses. The Company is not subject to any agreement, license or contractual obligation that would require (or purport to require) the distribution, license, or disclosure of the source code of such software or derivative works thereof or prohibit (or purport to prohibit) the Company from charging for the distribution, license or use of the software or derivative works thereof or otherwise limit the use, distribution or license of such software or derivative works thereof for commercial purposes.

(dd)	Insurance. Seller has provided Buyer a true, correct and complete list of all insurance policies maintained by the Company or under which the Company is covered in respect of the properties, assets, operations and personnel utilized in the operation of the Business as of the date hereof. Complete and correct copies of all such insurance policies have been provided to Buyer. Such insurance policies are in full force and effect and the Company is not in default with respect to the payment of any premium or compliance with any of the provisions contained in any such insurance policy. There are no circumstances under which the Company would be required to or, in order to maintain its coverage, should give any notice to the insurers under any such insurance policies which have not been given. The Company has not received notice from any of the insurers regarding cancellation of such insurance policies. The Company has not failed to give any notice of or to present any claim under any such insurance policy in due and timely fashion. Neither any Seller nor the Company has received notice from any of the insurers denying any claims under such policies.

(ee)	No Material Adverse Change. Since the date of the Interim Statement of Assets, Liabilities and Owners’ Equity, there has been no Material Adverse Change in the affairs, operations or Condition of the Company or the Business, and no event has occurred or circumstance exists which may be reasonably expected to result in such a Material Adverse Change.

(ff)	Compliance with Laws. The Company has at all times complied in all material respects, and is currently in material compliance, with all Laws and Regulations that apply to the Company, the Business, the Company’s business practices, employees, operations and any of the Company’s owned or leased real or personal properties, except where the effect of any such non- compliance, individually or in the aggregate, has not had and would not reasonably be expected to result in a Material Adverse Change.

(gg)	[Reserved]

(hh)	Customers and Suppliers. Seller has provided Buyer with list of (a) customers of the Business that purchased from the Company during the calendar years 2019 and 2018, and the amount of revenues accounted for by such customer during such calendar year, and (b) each supplier to the Company of any significant product or service that would not be able to be obtained from another supplier without unreasonable delay, expense or burden. No such customer or supplier has indicated within the past year that it will stop, or materially decrease the rate of, buying materials, products or services or supplying materials, products or services, as applicable, to the Business.

(ii)	Data Collection. In connection with its collection, storage, transfer (including, without limitation, any transfer across national borders) and/or use of any personally identifiable information from any individuals, including, without limitation, any customers, prospective customers, employees and/or other third parties (collectively, “Personal Information”) and any other data, the Company is and has been in compliance in all material respects with all applicable laws in all relevant jurisdictions, the Company’s privacy policies and the requirements of any contract or codes of conduct to which the Company is a party. The Company has commercially reasonable security measures and policies in place to protect all Personal Information and other data collected by it or on its behalf from and against unauthorized access, use and/or disclosure. The Company is and has been in compliance in all material respects with all laws relating to data loss, theft and breach of security notification obligations.

(jj)	Broker’s Fees. No broker, investment banker, financial advisor or other person, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by or on behalf of any Seller.

(kk)	Access to Information. Seller acknowledges that it has had the opportunity to review the transaction documents and all reports and documents filed by the Buyer, or its predecessor, with the Securities and Exchange Commission, and has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Buyer concerning the terms and conditions of the Agreement; (ii) access to information about the Buyer and its financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and (iii) the opportunity to obtain such additional information that the Buyer possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment.

(ll)	Disclosure. No representation or warranty contained in this Section 3.1, and no statement contained in any certificate, list, summary or other disclosure document provided or to be provided to Buyer pursuant hereto or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact which is necessary in order to make the statements contained therein not misleading.

(mm)	Copies of Documents. Complete and correct copies (including all amendments) of all contracts and other documents required to be provided to Buyer under the terms of this Agreement have been delivered to Buyer.

3.2 Representations and Warranties by Buyer

(a)	Buyer represent and warrant that as of the date hereof:

(i)	Valid Existence. Buyer is a limited liability company duly organized, validly existing and on active status under the laws of its jurisdiction of organization, with all requisite limited liability company power and authority to and all authorizations, licenses and permits necessary to own and operate its properties and to carry on its business as now conducted.

(ii)	Authority and Binding Obligation. Buyer has all requisite power and authority to execute and deliver this Agreement and all other agreements contemplated hereby to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery by Buyer of this Agreement and all other agreements contemplated hereby to which it is a party and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly and validly executed and delivered by Buyer and constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as enforceability hereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws and Regulations affecting creditors’ rights generally and limitations on the availability of equitable remedies.

(iii)	Contractual and Regulatory Approvals. Buyer is not under any obligation, contractual or otherwise, to request or obtain the consent of any Person, and no permits, licenses, certifications, authorizations or approvals of, or notifications to, any Governmental Entity are required to be obtained by Buyer in connection with the execution, delivery or performance of this Agreement or the completion of any of the transactions contemplated herein.

(iv)	Compliance with Organizational Documents. The execution, delivery and performance of this Agreement and each of the other agreements contemplated or referred to herein by Buyer and the completion of the transactions contemplated hereby, will not constitute or result in a violation or breach of or default under any term or provision of the Organizational Documents of Buyer.

(v)	No Proceedings. There are no actions, suits or proceedings, judicial or administrative (whether or not purportedly on behalf Buyer or others) pending or to the Knowledge of Buyer, threatened, by or against Buyer that relate to the completion of the transaction contemplated by this Agreement, before or by any court or any Governmental Entity.

(vi)	Broker’s Fees. Buyer has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

ARTICLE IV COVENANTS

4.1 Covenants by Seller and the Company

Seller and the Company covenant that they will do or cause to be done the following:

Financial Statements. Seller and the Company shall cooperate with Buyer with respect to any post-Closing audit and any audit of prior years’ financial statements that may be required by regulatory authorities in the future.

4.2 Consents

The Parties shall cooperate with each other and proceed, as promptly as is reasonably practicable, to make any filings (and comply with associated requests for information) and to obtain any necessary consents and approvals from government bodies, regulators, lenders, landlords and other Third Parties, and to endeavor to comply with all other legal or contractual requirements for or preconditions to the execution and consummation of the transactions contemplated hereby.

4.3 Preparation of Tax Returns.

(a)	Buyer and Seller agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Company as is reasonably necessary for the filing of all Tax Returns and the making of any election related to Taxes, the preparation of any audit by any Governmental Authority and the prosecution of or defense of any claim, suit or proceeding relating to any Tax Return. Buyer and Seller agree to maintain or arrange for the maintenance of all records necessary to comply with this Section 4.3(a), including all Tax Returns, schedules and work papers and all material records or other documents relating thereto, until the expiration of the applicable statute of limitations (including extensions) for the taxable years to which such Tax Returns and other documents relate and, unless the relevant portions of such Tax Returns and other documents are offered to the other party, until the final determination of any payments which may be required in respect of such years under this Agreement or such longer period as may be required hereof. Any information obtained under this Section 4.4(a) shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting any audit or other Tax-related proceeding. Each Party agrees to afford the other reasonable access to such records during normal business hours.

(b)	(i) Seller and the Company shall be liable, jointly and severally, for and shall pay all Taxes, whether assessed or unassessed, applicable to the Company, in each case attributable to all periods prior to the Closing Date; (ii) Buyer liable for and shall pay all Taxes, whether assessed or unassessed, applicable to the Company, in each case attributable to periods beginning on or after the Closing Date; and (iii) all real property Taxes, personal property Taxes and similar ad valorem obligations levied with respect to the Company for a taxable period which includes (but does not end on) the Closing Date (collectively, the “Apportioned Obligations”) will be apportioned between Seller, on the one hand, and Buyer, on the other hand, as of the Closing Date based on the number of days of such taxable period on or prior to the Closing Date and the number of days of such taxable period after the Closing Date (it being understood that (x) Seller is responsible for the portion of each such Apportioned Obligations attributable to the number of days on or before the Closing Date in the relevant assessment period, (y) Buyer is responsible for the portion of each such Apportioned Obligations attributable to the number of days after the Closing Date in the relevant assessment period, and (z) each Party shall be entitled to reimbursement for the payment of any part of the other Party’s portion of any Apportioned Obligations).

(c)	All refunds of Taxes related to the Company for any period prior to the Closing shall be the property of the Seller. To the extent that Buyer or the Company receives a Tax refund that is the property of the Seller to this Section 4.4(c), Buyer shall promptly pay to each Seller an amount of such Tax refund proportional to such Seller’s ownership of the Company Registered Capital prior to the Closing (including any interest thereon actually received from the Governmental Authority).

ARTICLE V RESERVED.

ARTICLE VI CLOSING

6.1 Closing Arrangements

Subject to the terms and conditions hereof, the Closing shall take place at on the date hereof by the electronic exchange of documents, or at such other place or places as may be mutually agreed upon by all of the Parties.

6.2 Documents to be Delivered

At or before the Closing, Seller and the Company, as applicable, shall execute, or cause to be executed, and shall deliver, or cause to be delivered, to Buyer, all agreements, instruments, notices, certificates and other documents, or counterpart signatures thereof, which are required to be delivered by Seller and the Company, as applicable, pursuant to the provisions of this Agreement, and Buyer shall execute, or cause to be executed, and shall deliver, or cause to be delivered to Seller all directions and all agreements, instruments, notices, certificates and other documents, or counterpart signatures thereof, which Buyer is required to deliver or cause to be delivered pursuant to the provisions of this Agreement, including the following:

(a)	Documents to be delivered by Seller and the Company:

(i)	this Agreement, duly executed by Seller and the Company;

(ii)	certified copies of all necessary Company and Seller resolutions, authorizations and proceedings of the directors, shareholders, members or managers of the Company or Seller that are required to be taken or obtained to permit the due and valid transfer of the Company Registered Capital to Buyer, to authorize the execution, delivery and performance of this Agreement and completion of such other transactions contemplated herein;

(iii)	the amended and restated articles of incorporation of the Company with the Buyer as the sole registered holder of 100% of the equity interest of the Company

(iv)	evidence of discharge of all Encumbrances (or arrangements satisfactory to the Buyer thereof); and

(v)	all such other documents and instruments that are incidental to the foregoing as the Buyer may reasonably require.

(b)	Documents to be delivered or cause to be delivered by Buyer:

(i)	this Agreement, duly executed by Buyer; and

(ii)	all such other documents and instruments that Seller may reasonably require in connection with the transactions contemplated hereby.

ARTICLE VII INDEMNIFICATION

7.1 Indemnity by Seller

Subject to the provisions of the other sections of this Article VII, Seller and the Company hereby agree, jointly and severally, to indemnify and hold harmless Buyer and any and all of their officers, directors, managers, members, agents and other Affiliates (collectively, the “Buyer Parties”) from and against any and all claims, losses, damages, costs (including attorneys’ and paralegals’ fees, as well as remediation costs, fines and penalties), expenses and liabilities, of every kind and nature, whether known or unknown, choate or inchoate (collectively, “Losses”), which may be made or brought against any Buyer Party, or which any Buyer Party may suffer or incur as a result of, in respect of or arising out of:

(a)	any misrepresentation, inaccuracy, incorrectness or breach of any representation or warranty made by Seller or the Company in this Agreement or contained in any document or certificate given in order to carry out the transactions contemplated hereby;

(b)	any non-performance or non-fulfillment of any covenant or agreement on the part of Seller or the Company contained in this Agreement or in any document given in order to carry out the transactions contemplated hereby;

(c)	any liability or obligation of Seller or the Company for Taxes, including, without limitation, (i) any Taxes arising as a result of Seller’s ownership or operation of the Company and the Business prior to the Closing Date, and (ii) any Transfer Taxes or other Taxes which are the obligation of Seller under this Agreement, as a transferee or successor, by contract, or otherwise; and

7.2 Indemnity by Buyer

Buyer hereby agrees to indemnify and hold harmless Seller and the Company, any and all of their respective officers, directors, managers, members, agents and other Affiliates (the “Seller Parties”) from and against any Losses which may be made or brought against the Seller Parties or which the Seller Parties may suffer or incur as a result of, in respect of or arising out of:

(a)	any non-performance or non-fulfillment of any covenant or agreement on the part of Buyer contained in this Agreement or in any document given thereby in order to carry out the transactions contemplated hereby; and

(b)	any misrepresentation, inaccuracy, incorrectness or breach of any representation or warranty made by Buyer contained in this Agreement or contained in any document or certificate given in order to carry out the transactions contemplated hereby.

7.3 Indemnification Cap

In no event shall the aggregate indemnification to be paid by the Seller under this Article VII exceed the greater of (x) the product of the Purchase Price multiplied by the proportion of such Seller’s Company Registered Capital to the total amount of Company Registered Capital (the “Seller Purchase Price”), or (y) the product of (i) the average closing price of TD Holding’s common stock, par value $0.001 per share (“Common Stock”) on the NASDAQ Capital Market (or succeeding trading market) over the five (5) trading days preceding the Determination Date (as defined below) multiplied by (ii) the number of Common Stock received by such Seller upon the consummation of the transactions contemplated hereby (the “Individual Seller Cap”). Notwithstanding the foregoing, the Individual Seller Cap shall not apply to claims for indemnification resulting from or relating to breaches by such Seller constituting fraud or intentional misconduct. In no event shall the aggregate indemnification to be paid by Buyer under this Article VII exceed the Purchase Price.

As used herein, “Determination Date” shall mean the date on which a Seller first receives a claim for indemnification from the Buyer.

ARTICLE VIII

GENERAL PROVISIONS

8.1 Further Assurances

Each of the Company, Seller and Buyer hereby covenant and agree that, at any time and from time to time after the Closing Date, such Party will, upon the request of any other Party, do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered all such further acts, deeds, assignments, transfers, conveyances and assurances as may be reasonably required for the better carrying out and performance of all the terms of this Agreement.

8.2 Remedies Cumulative

Except as otherwise provided in Article VII, the rights and remedies of the Parties under this Agreement are cumulative and in addition to and not in substitution for any rights or remedies provided by law. Any single or partial exercise by any Party hereto of any right or remedy for default or breach of any term, covenant or condition of this Agreement does not waive, alter, affect or prejudice any other right or remedy to which such Party may be lawfully entitled for the same default or breach.

8.3 Notices

(a)	Any notice, designation, communication, request, demand or other document, required or permitted to be given or sent or delivered hereunder to any Party hereto shall be in writing and shall be sufficiently given or sent or delivered if it is:

(i)	delivered via courier to such Party; or
(ii)	sent to the Party entitled to receive it by mail, postage prepaid; or
(iii)	delivered via email to such Party.

(b)	Notices shall be sent to the following addresses:

Seller: Shenzhen Xinsuniao Technology Co., Ltd.

3708, Block A, Jingji Binhe Times Square, Xiasha Village, No. 9289,

Binhe Road, Xiasha Community, Shatou Street,

Futian District, Shenzhen, Guangdong, PRC

xinsuniao@163.com

Buyer: Shenzhen Huamucheng Trading Co., Ltd.

25th Floor, Block C, Tairan Building

No. 31 Tairan 8th Road, Futian District

Shenzhen, Guangdong, PRC 518000

ouyangrenmei@126.com

With a copy (for informational purposes only) to the TD Holding’s Counsel:

Hunter Taubman Fischer & Li LLC

800 Third Avenue, Suite 2800

New York, NY 10022

Attn: Joan Wu, Esq.

Telephone: 212 530 2208

Facsimile: 212 202 6380

Email: jwu@htflawyers.com

Or to such other address as the Party entitled to or receiving such notice, designation, communication, request, demand or other document shall, by a notice given in accordance with this Section 8.3(b), have communicated to the Party giving or sending or delivering such notice, designation, communication, request, demand or other document.

If delivered as aforesaid, be deemed to have been given, sent, delivered and received on the date of delivery; and

If sent by mail as aforesaid, be deemed to have been given, sent, delivered and received on the fifth (5th) Business Day following the date of mailing.

8.4 Counterparts

This Agreement may be executed in a number of counterparts; all of which when taken together shall be considered on and the same agreement and shall become effective when counterparts have been signed by each party and delivered to each other party, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

8.5 Expenses of Parties

Except as otherwise expressly provided herein, the Parties hereto shall pay their own respective expenses incident to the preparation of this Agreement and to the consummation of the transactions provided for herein.

8.6 Successors and Assigns

This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, as the case may be. Notwithstanding the foregoing, however, this Agreement may not be assigned by Seller, and may not be assigned by Buyer except to another entity under common control with Buyer upon prior written notice to Seller. Nothing herein, express or implied, is intended to confer upon any Person, other than the Parties hereto and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

8.7 Entire Agreement

This Agreement, attached Exhibits, together with any confidentiality agreement entered into in respect of the Company prior to the date of this Agreement, constitute the entire agreement between the Parties hereto and, except as otherwise stipulated herein, supersede all prior agreements, representations, warranties, statements, promises, information, arrangements and understandings, whether oral or written, express or implied, with respect to the subject matter hereof.

8.8 Survival

Except as otherwise expressly provided in this Agreement, the covenants, representations and warranties shall survive the Closing and shall continue in full force and effect. Closing shall not prejudice any right of one Party against the other Party in respect of anything done or omitted under this Agreement or in respect of any right to damages or other remedies.

8.9 Additional Remedies

Each of the Parties hereto acknowledges and understands that non-performance or threatened non-performance of the covenants contained herein may not be compensable in damages. Accordingly, each of the Parties agrees and accepts that any adverse Party may, in addition to any other remedy for relief, enforce the performance of any covenant of this Agreement by injunction or specific performance upon application to a court of competent jurisdiction without proof of actual damages to such Party or notwithstanding that damages may be readily quantifiable and each of the Parties agrees not to plead sufficiency of damages as a defense in any proceeding for such injunctive relief brought by the other Party.

8.10 Severability

Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified

8.11 Waiver

Any Party hereto which is entitled to the benefits of this Agreement may, and has the right to, waive any term or condition hereof at any time on or prior to the Closing; provided, however, that such waiver shall be evidenced by written instrument duly executed on behalf of such Party.

8.12 Submission to Jurisdiction

Any action, suit or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the Parties in any courts located in the People’s Republic of China, and each of the Parties consents to the exclusive jurisdiction of such courts in any such action, suit or proceeding and waives any objection to venue laid therein. Each of the Parties hereto hereby consents to service of process in any such suit, action or proceeding in any manner permitted by the laws of the People’s Republic of China and waives and agrees not to assert by way of motion, as a defense or otherwise, in any such action, suit or proceeding any claim that service of process made in accordance with this Agreement does not constitute good and sufficient service of process.

8.13 Amendments

No modification or amendment to this Agreement may be made unless agreed to by the Parties hereto in writing.

[signature page follows]

IN WITNESS WHEREOF, each of the undersigned parties has caused this Agreement to be executed as of the date first set forth above.

Shenzhen Huamucheng Trading Co., Ltd.

By:	/s/ Zhiping Chen
Name:	Zhiping Chen
Title:	Legal Representative

IN WITNESS WHEREOF, each of the undersigned parties has caused this Agreement to be executed as of the date first set forth above.

Shenzhen Qianhai Baiyu Supply Chain Co., Ltd.

By:	/s/ Huiping Fang
Name:	Huiping Fang
Title:	Legal Representative

Shenzhen Xinsuniao Technology Co., Ltd.

By:	/s/ Jingwen Li
Name:	Jingwen Li
Title:	Legal Representative